Exhibit 15.5

CONSENT OF ANTHONY SANFORD

March 28, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Lithium Argentina AG (the “Company”)
Annual Report on Form 20-F of the Company for the year ended December 31, 2024 (the “Form 20-F”)

I, Anthony Sanford, hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the “Technical Report”):

•
Technical Report titled “S-K 1300 Technical Report - Operational Technical Report at the Cauchari-Olaroz Salars, Jujuy Province, Argentina”, effective December 31, 2024;

and to references to the Technical Report, or portions thereof, included or incorporated by reference in the Form 20-F, which is being filed pursuant to the Securities Exchange Act of 1934, as amended, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to me in the Form 20-F. This consent extends to any amendments to the Form 20-F.

I also hereby consent to the use of my name in connection with reference to my involvement in the preparation of the Technical Report, to references to the Technical Report, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to me in the registration statements (No. 333-238142, No. 333-227816, and No. 333-282163) on Form S-8. This consent extends to any amendments to the Form S-8s, including post-effective amendments, and any new Form S-8 registration statement filed by the Company incorporating by reference the Form 20-F.

I further consent to the filing of the Technical Report as an exhibit to the Form 20-F.

/s/Anthony Sanford

Anthony Sanford, Pr.Sci.Nat